EXHIBIT 99.1

October 23, 2008

Dow Reports Third Quarter Results

Significant Price Increases and Consistent Equity Earnings Mitigate Impacts of

Declining Global Demand, Record High Feedstock and Energy Costs, and Hurricanes

Third Quarter 2008 Highlights

•                  Sales for the quarter increased 13 percent from the same period last year to $15.4 billion.

•                  Price increased 22 percent, with double-digit price gains in all operating segments and all geographic areas. This was the largest year-over-year percentage increase in price since the first quarter of 2005.

•                  Volume was down 9 percent globally, reduced by the impact of Hurricanes Gustav and Ike, further weakening of demand, and the Company’s focus on implementing price increases in the quarter. Excluding the impact of acquisitions, divestitures and the hurricanes, volume was down 5 percent.

•                  Earnings for the quarter of $0.46 per share were unfavorably impacted by certain items such as the hurricanes ($0.09 per share in costs and $0.03 per share in margin on lost sales), purchased in-process research and development charges of $0.03 per share, and acquisition-related expenses of $0.02 per share (see supplemental information at the end of the release for a description of these items).

•                  Purchased feedstock and energy costs surged 48 percent, an increase of $2.6 billion over the same quarter last year, the largest year-over-year increase in the Company’s history and the third consecutive quarter in which these costs reached new highs. Margin expansion was not achieved in both Basic and Performance segments, as the hurricanes idled approximately 80 percent of the Company’s North American capacity in September, when feedstock costs were declining.

•                  Agricultural Sciences set a new third quarter sales and EBIT(1) record, with sales up 24 percent to $976 million. Price was up 16 percent and volume up 8 percent compared with the same quarter last year.

•                  Equity earnings were $266 million for the quarter. This was the seventh consecutive quarter that earnings from joint ventures exceeded $250 million.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow performed well in the third quarter despite a difficult economy and increased costs. Our ability to take proactive measures, including the implementation of two broad-based price increases and aggressive cost controls, allowed us to post solid results against worsening market conditions, record high raw material costs and two hurricanes on the U.S. Gulf Coast. ”

	3 Months Ended Sept 30		9 Months Ended Sept 30
(In millions, except for per share amounts)	2008	2007	2008	2007
Net Sales	$15,411	$13,589	$46,615	$39,286
Net Income	$428	$403	$2,131	$2,415
Earnings per Common Share	$0.46	$0.42	$2.26	$2.49
Earnings per Common Share Excluding Certain Items (1)	$0.60	$0.84	$2.40	$2.91

(1)          See supplemental information at the end of the release for a description of these items. In addition, the interruption of operations caused by the hurricanes in the third quarter of 2008 resulted in an estimated pretax $50 million in margin on lost sales, the equivalent of $0.03 per share, which is not included in the amounts presented in this table.

Review of Third Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $15.4 billion for the third quarter of 2008, 13 percent higher than the same period last year, setting a third quarter sales record.

Net income for the quarter was $428 million, reflecting $81 million in costs (after tax) related to Hurricanes Gustav and Ike, a $27 million charge for purchased in-process research and development related to recent acquisitions, and expenses of $18 million related to the Company’s pending acquisition of Rohm and Haas. This compares with net income of $403 million in the third quarter of 2007, which included a $362 million charge related to a change in German tax law and a $39 million charge for purchased in-process research and development.

Earnings for the quarter of $0.46 per share were unfavorably impacted by the hurricanes ($0.09 per share in costs and $0.03 per share in margin on lost sales), purchased in-process research and development charges of $0.03 per share, and acquisition-related expenses of $0.02 per share (see supplemental information at the end of the release for a description of these items).

Price was 22 percent higher than the same quarter last year, with double-digit increases in all operating segments and in all geographic areas. This was the largest year-over-year percentage increase in price since the first quarter of 2005. However, feedstock and energy costs surged $2.6 billion over the same period last year. Margin expansion was not achieved as the hurricanes idled approximately 80 percent of the Company’s Gulf Coast capacity in September, when feedstock costs were declining.

Volume was down 9 percent compared with the same quarter last year, reflecting declining global demand, the impact of Hurricanes Gustav and Ike, various asset shutdowns and divestitures, and the joint venture formation of Americas Styrenics. Volume was also impacted by the Company’s focus on increasing selling prices in the quarter. Excluding the impact of acquisitions, divestitures and the hurricanes, volume was down 5 percent.

Equity earnings were $266 million for the quarter, once again demonstrating strong and consistent contributions from joint ventures to the Company’s results and marking the seventh consecutive quarter in which equity earnings have exceeded $250 million.

“Dow performed well in the third quarter despite a difficult economy and increased costs,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Our ability to take proactive measures, including the implementation of two broad-based price increases and aggressive cost controls, allowed us to post solid results against worsening market conditions, record high raw material costs and two hurricanes on the U.S. Gulf Coast.”

Performance Plastics

In the Performance Plastics segment, third quarter sales increased 10 percent over the same period last year to $4.3 billion. Price increased 14 percent, with double-digit gains in all geographic areas, while volume declined 4 percent. Despite robust price gains across the segment, selling prices continued to lag significant increases in purchased feedstock and energy costs, increases in other raw material costs, and the impact of Hurricanes Gustav and Ike. Further declines in the North American automotive and housing industries, coupled with softening demand in the same industries in Europe and Asia Pacific, impacted results in a number of business units including Dow Automotive, Dow Building Solutions, and Specialty Plastics and Elastomers. Demand in Dow Polyurethanes declined, as furniture and bedding applications softened. In contrast, Polyurethane Systems reported continuing strong demand in oil and gas applications. While margins declined for epoxy intermediates in the face of rising raw material costs and additional industry capacity, recent acquisitions in Epoxy Systems reported solid demand in wind energy and infrastructure applications. Third quarter EBIT for Performance Plastics was $146 million, compared with $409 million in the third quarter of 2007. Results for the quarter included $35 million in hurricane-related costs.

Performance Chemicals

Sales in Performance Chemicals were $2.5 billion for the quarter, up 14 percent compared with $2.2 billion posted in the same period last year. Globally, price was up 21 percent, with increases in all businesses and in all geographic areas. In North America, Asia Pacific and Latin America, price improved by more than 20 percent. Volume decreased 7 percent, due in part to the impacts of Hurricanes Gustav and Ike, and the Company’s focus on increasing selling prices in the quarter. Designed Polymers reported strong demand in food, pharmaceutical and personal care applications in Dow Wolff Cellulosics, which partially offset weakness in construction polymers. Dow Water Solutions reported growing demand for FILMTEC™ reverse osmosis membranes and ion exchange resins, as global water industry fundamentals remain strong due to water scarcity and growing demand. Margins for Dow Latex expanded in the quarter, due to the Company’s strong focus on price, which was aided by a limited supply of a key raw material. Demand for biocides was also strong, due to ongoing growth in oil and gas exploration and production. Equity earnings in the segment were $137 million, up $47 million on better results from Dow Corning and OPTIMAL. Performance Chemicals reported EBIT of $275 million for the quarter, compared with $219 million for the same period last year. Results for the quarter included $14 million in hurricane-related costs, while results in the same period in 2007 included a charge of $9 million for purchased in-process research and development related to acquisitions.

Agricultural Sciences

Agricultural Sciences posted sales of $976 million, 24 percent higher than the same period last year and setting a third quarter sales record in what is traditionally a seasonally slow quarter. Price was up 16 percent, while volume grew 8 percent, reflecting organic growth and growth from recent acquisitions. Dow AgroSciences’ broad portfolio of both agricultural chemicals and seeds continued to benefit from robust global demand for agricultural output. Sales in seeds and traits increased in the quarter led by higher demand for sunflower oil and seed in Latin America. Corn sales in Brazil also rose in the quarter, due to an improved farm economy and a solid performance from the Agromen acquisition. Strong demand was reported for cereal and broadleaf crop herbicides in North America and northern Europe, due to high cereal prices, an increase in planted acres and the very successful launch of Pyroxsulam in Canada, which exceeded customer expectations. Glyphosate sales were up in the quarter, driven by higher price due to tight industry supply conditions. Strong volume growth continued for new products Penoxsulam rice herbicide and Aminopyralid herbicide for range and pasture. Spinetoram insecticide sales continued to ramp-up from product launches in the United States. The business announced two new bolt-on acquisitions in the quarter — Dairyland Seed and Renze Hybrids. These represent the fifth and sixth acquisitions Dow AgroSciences has completed since May 2007. Third quarter EBIT for Agricultural Sciences was $61 million, which includes a charge of $27 million for purchased in-process research and development related to recent acquisitions and $2 million in hurricane-related costs. This compares with EBIT of $15 million in the year ago period, which included a charge of $50 million for purchased in-process research and development related to acquisitions.

Basic Plastics

Sales in Basic Plastics rose 7 percent to $3.5 billion, up from $3.3 billion in the same period last year. Price increased 25 percent, and was up in all businesses and in all geographic areas. Volume decreased 18 percent, due in part to the shutdown of polypropylene capacity in St. Charles, Louisiana in the fourth quarter of 2007, the sale of polyethylene assets in Cubatão, Brazil in the third quarter of 2007, the joint venture formation of Americas Styrenics in May 2008, and the impacts of Hurricanes Gustav and Ike. Robust price increases in Polyethylene more than offset increases in purchased feedstock and energy costs. Demand for Polypropylene was down, due to lower consumer spending and slowdowns in the housing and automotive sectors. Equity earnings were $55 million, versus $39 million in the same period last year on improved earnings from EQUATE. EBIT for Basic Plastics was $481 million compared with $556 million in the same period last year. Results in the quarter reflect a charge of $11 million for hurricane-related costs.

Basic Chemicals

Basic Chemicals sales of $1.5 billion for the quarter were flat with the same period last year. The segment recorded a 20 percent gain in price, and a 20 percent decline in volume. Compared with last year, volumes were lower due to the sale of the caustic soda business in Western Canada in December 2007. Caustic soda prices benefited from ongoing favorable industry supply/demand fundamentals, but demand for vinyl chloride monomer used in polyvinylchloride (“PVC”) production continued to decline as end-use applications for PVC, namely residential building and construction applications, remained extremely weak. Results for the Chlor-Vinyls business were also impacted by Hurricanes Gustav and Ike, which extended an earlier unplanned outage at the Company’s facility in Freeport, Texas. Volumes were down substantially in the Ethylene Oxide/ Ethylene Glycol (“EO/EG”) business, due to weak industry fundamentals, new capacity from Middle Eastern suppliers, and a decline in polyester fiber demand in Asia Pacific. The EO/EG business was also negatively impacted by the two hurricanes in the quarter. Equity earnings in Basic Chemicals were $61 million, versus $115 million in the year ago period due to lower results at MEGlobal and EQUATE. EBIT was $64 million, compared with $205 million in the third quarter of 2007. Results in the quarter reflect a charge of $26 million for hurricane-related costs.

Outlook

Commenting on the Company’s outlook, Liveris said: “The global economy is now feeling the full effects of the same economic issues that have plagued the U.S. for the past several quarters. These issues have now been exacerbated by the lack of credit, resulting in a drop in demand not only in the U.S., but around the world.  In our view, we will likely see a global recession through most of 2009.

“Dow is well positioned, however, to weather this increasingly difficult economic downturn. We have a strong balance sheet, we have a track record of strong financial discipline and we are accelerating our focus on what we can control, namely costs and capital, asset restructuring, and other interventions. In addition, we will continue to implement our transformational strategic actions, such as closing our petrochemicals joint venture with PIC of Kuwait and closing our announced acquisition of Rohm and Haas.”

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

(1) Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

About Dow

With annual sales of $54 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Earnings in the third quarter of 2008 were unfavorably impacted by costs related to Hurricanes Gustav and Ike, which hit the U.S. Gulf Coast in the third quarter. These costs, which included the repair of property damage, clean-up costs, unabsorbed fixed costs and inventory write-offs, totaled $127 million pretax and were reflected in the operating segments as follows: $35 million in Performance Plastics, $14 million in Performance Chemicals, $2 million in Agricultural Sciences, $11 million in Basic Plastics, $26 million in Basic Chemicals, $36 million in Hydrocarbons and Energy, and $3 million in Unallocated and Other. Earnings in the quarter were also unfavorably impacted by pretax charges totaling $27 million for purchased in-process research and development related to the recent acquisitions of assets of Texas Triumph Seed Co., Inc.; Dairyland Seed Co., Inc.; and Bio-Plant Research Ltd; these charges are reflected in Agricultural Sciences. Earnings in the quarter were further impacted by pretax charges totaling $18 million for legal expenses and other transaction costs related to the pending acquisition of Rohm and Haas Company; these charges are reflected in Unallocated and Other.

Earnings in the third quarter of 2007 were unfavorably impacted by pretax charges totaling $59 million for purchased in-process research and development. Of this amount, $50 million was related to the 2007 acquisitions of assets of Agromen, Exelixis, Duo Maize and Maize Technologies International, and is reflected in Agricultural Sciences. The remaining $9 million charge for purchased in-process research and development was related to the acquisition of Wolff Walsrode on June 30, 2007, and is reflected in Performance Chemicals. Earnings in the quarter were further impacted by a charge of $362 million against the provision for income taxes related to a change in German tax law enacted in August 2007, which reduced the German income tax rate, resulting in a reduction in the value of the Company’s net deferred tax assets in Germany.

The following table summarizes the impact of certain items recorded in the three-month periods ended September 30, 2008 and 2007, and previously described in this section:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Impact of Hurricanes Gustav and Ike (4)	$(127)	—	$(81)	—	$(0.09)	—
Purchased in-process research and development charges	(27)	$(59)	(27)	$(39)	(0.03)	$(0.04)
Acquisition-related expenses	(18)	—	(18)	—	(0.02)	—
German tax law change	—	—	—	(362)	—	(0.38)
Total	$(172)	$(59)	$(126)	$(401)	$(0.14)	$(0.42)

(1)          Impact on “Income before Income Taxes and Minority Interests”

(2)          Impact on “Net Income Available for Common Stockholders”

(3)          Impact on “Earnings per common share – diluted”

(4)          In addition, the interruption of operations caused by the hurricanes resulted in an estimated pretax $50 million in margin on lost sales, the equivalent of $0.03 per share, which is not included in the amounts presented in the table.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions, except per share amounts (Unaudited)	2008	2007	2008	2007
Net Sales	$15,411	$13,589	$46,615	$39,286
Cost of sales	13,975	11,864	41,526	33,867
Research and development expenses	334	329	1,000	951
Selling, general and administrative expenses	498	476	1,511	1,371
Amortization of intangibles	21	22	68	51
Restructuring credit	—	—	—	(4)
Purchased in-process research and development charges (Note B)	27	59	27	59
Acquisition-related expenses (Note C)	18	—	18	—
Equity in earnings of nonconsolidated affiliates	266	296	791	828
Sundry income (expense) - net	(34)	70	49	262
Interest income	23	28	72	101
Interest expense and amortization of debt discount	160	148	456	423
Income before Income Taxes and Minority Interests	633	1,085	2,921	3,759
Provision for income taxes (Note D)	185	659	727	1,271
Minority interests’ share in income	20	23	63	73
Net Income Available for Common Stockholders	$428	$403	$2,131	$2,415
Share Data
Earnings per common share - basic	$0.46	$0.42	$2.29	$2.53
Earnings per common share - diluted	$0.46	$0.42	$2.26	$2.49
Common stock dividends declared per share of common stock	$0.42	$0.42	$1.26	$1.215
Weighted-average common shares outstanding - basic	925.2	948.9	932.4	955.6
Weighted-average common shares outstanding - diluted	934.0	961.5	941.7	968.3
Depreciation	$505	$499	$1,497	$1,439
Capital Expenditures	$628	$519	$1,584	$1,311

Notes to the Consolidated Financial Statements:

Note A:

The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:

During the third quarter of 2008, pretax charges totaling $27 million were recorded for estimated values assigned to purchased in-process research and development related to recent acquisitions within the Agricultural Sciences segment. During the third quarter of 2007, pretax charges totaling $59 million were recorded for estimated values assigned to purchased in-process research and development. $50 million was related to 2007 acquisitions within the Agricultural Sciences segment; $9 million was related to the acquisition of Wolff Walsrode on June 30, 2007.

Note C:

On July 10, 2008, Dow and Rohm and Haas Company announced a definitive agreement under which the Company will acquire Rohm and Haas Company, with expected completion in early 2009. During the third quarter of 2008, pretax charges totaling $18 million were recorded for legal expenses and other transaction costs related to the pending acquisition.

Note D:

In August 2007, a change in German tax law, which included a reduction in the German income tax rate, was enacted. As a result, the Company adjusted the value of its net deferred tax assets in Germany and recorded a charge of $362 million against the provision for income taxes in the third quarter of 2007.

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
In millions (Unaudited)	2008	2007
Assets
Current Assets
Cash and cash equivalents	$2,261	$1,736
Marketable securities and interest-bearing deposits	11	1
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2008: $122; 2007: $118)	5,480	5,944
Other	4,121	3,740
Inventories	7,542	6,885
Deferred income tax assets - current	261	348
Total current assets	19,676	18,654
Investments
Investment in nonconsolidated affiliates	3,358	3,089
Other investments	2,305	2,489
Noncurrent receivables	300	385
Total investments	5,963	5,963
Property
Property	48,230	47,708
Less accumulated depreciation	33,932	33,320
Net property	14,298	14,388
Other Assets
Goodwill	3,637	3,572
Other intangible assets (net of accumulated amortization - 2008: $786; 2007: $721)	808	781
Deferred income tax assets - noncurrent	2,274	2,126
Asbestos-related insurance receivables - noncurrent	662	696
Deferred charges and other assets	2,847	2,621
Total other assets	10,228	9,796
Total Assets	$50,165	$48,801

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$2,407	$1,548
Long-term debt due within one year	1,743	586
Accounts payable:
Trade	4,227	4,555
Other	2,218	1,981
Income taxes payable	580	728
Deferred income tax liabilities - current	112	117
Dividends payable	392	418
Accrued and other current liabilities	2,470	2,512
Total current liabilities	14,149	12,445
Long-Term Debt	8,257	7,581
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	912	854
Pension and other postretirement benefits - noncurrent	3,006	3,014
Asbestos-related liabilities - noncurrent	904	1,001
Other noncurrent obligations	3,239	3,103
Total other noncurrent liabilities	8,061	7,972
Minority Interest in Subsidiaries	70	414
Preferred Securities of Subsidiaries	500	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	865	902
Retained earnings	18,954	18,004
Accumulated other comprehensive loss	(687)	(170)
Treasury stock at cost	(2,457)	(1,800)
Net stockholders’ equity	19,128	19,389
Total Liabilities and Stockholders’ Equity	$50,165	$48,801

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2008	2007	2008	2007
Sales by operating segment
Performance Plastics	$4,252	$3,877	$12,633	$11,148
Performance Chemicals	2,462	2,152	7,261	6,225
Agricultural Sciences	976	788	3,650	2,915
Basic Plastics	3,535	3,316	10,807	9,390
Basic Chemicals	1,500	1,507	4,701	4,233
Hydrocarbons and Energy	2,611	1,828	7,394	5,063
Unallocated and Other	75	121	169	312
Total	$15,411	$13,589	$46,615	$39,286
EBIT (1) by operating segment
Performance Plastics	$146	$409	$743	$1,232
Performance Chemicals	275	219	836	825
Agricultural Sciences	61	15	727	505
Basic Plastics	481	556	1,296	1,612
Basic Chemicals	64	205	252	504
Hydrocarbons and Energy	(1)	—	(1)	(1)
Unallocated and Other	(256)	(199)	(548)	(596)
Total	$770	$1,205	$3,305	$4,081
Certain items reducing EBIT by operating segment (2)
Performance Plastics	$(35)	$—	$(35)	$—
Performance Chemicals	(14)	(9)	(14)	(9)
Agricultural Sciences	(29)	(50)	(29)	(50)
Basic Plastics	(11)	—	(11)	—
Basic Chemicals	(26)	—	(26)	—
Hydrocarbons and Energy	(36)	—	(36)	—
Unallocated and Other	(21)	—	(21)	—
Total	$(172)	$(59)	$(172)	$(59)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$(1)	$15	$29	$55
Performance Chemicals	137	90	351	299
Agricultural Sciences	2	1	4	1
Basic Plastics	55	39	130	141
Basic Chemicals	61	115	229	270
Hydrocarbons and Energy	11	35	49	62
Unallocated and Other	1	1	(1)	—
Total	$266	$296	$791	$828

(1)

The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007
EBIT	$770	$1,205	$3,305	$4,081
+ Interest income	23	28	72	101
- Interest expense and amortization of debt discount	160	148	456	423
- Provision for income taxes	185	659	727	1,271
- Minority interests’ share in income	20	23	63	73
Net Income Available for Common Stockholders	$428	$403	$2,131	$2,415

(2)	See Supplemental Information for a description of certain items affecting results in 2008 and 2007.

The Dow Chemical Company and Subsidiaries

Sales Volume and Price by Operating Segment

	Three Months Ended			Nine Months Ended
	Sept. 30, 2008			Sept. 30, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	(4)%	14%	10%	1%	12%	13%
Performance Chemicals	(7)%	21%	14%	1%	16%	17%
Agricultural Sciences	8%	16%	24%	11%	14%	25%
Basic Plastics	(18)%	25%	7%	(8)%	23%	15%
Basic Chemicals	(20)%	20%	—	(11)%	22%	11%
Hydrocarbons and Energy	3%	40%	43%	7%	39%	46%
Total	(9)%	22%	13%	(1)%	20%	19%

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2008	2007	2008	2007
Sales by geographic area
North America	$5,518	$5,235	$16,772	$15,274
Europe	5,786	4,872	17,991	14,347
Asia Pacific	1,805	1,571	5,427	4,518
Latin America	1,821	1,524	5,055	4,146
India, Middle East and Africa	481	387	1,370	1,001
Total	$15,411	$13,589	$46,615	$39,286

Sales Volume and Price by Geographic Area

	Three Months Ended			Nine Months Ended
	Sept. 30, 2008			Sept. 30, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(15)%	20%	5%	(8)%	18%	10%
Europe	(6)%	25%	19%	1%	24%	25%
Asia Pacific	(2)%	17%	15%	7%	13%	20%
Latin America	(4)%	23%	19%	1%	21%	22%
India, Middle East and Africa	7%	17%	24%	20%	17%	37%
Total	(9)%	22%	13%	(1)%	20%	19%